Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
 FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

OLD KENT FINANCIAL CORPORATION
 (Exact Name of Registrant as Specified in its Charter)
__________________

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-1986608 (I.R.S. Employer Identification Number)

111 Lyon Street, N.W., Grand Rapids, Michigan (Address of Principal Executive Offices)	49503 (Zip Code)

GRAND PREMIER FINANCIAL, INC.
SAVINGS AND STOCK PLAN AND TRUST

(Full Title of the Plan)
Mary E. Tuuk Senior Vice President and Secretary Old Kent Financial Corporation 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487	Copies to:	Gordon R. Lewis Warner Norcross & Judd LLP 900 Old Kent Building 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487

(Name and Address of Agent for Service)

(616) 771-5272
 (Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $1 Par Value	25,000 shares(2)	$32.3125(3)	$807,812.50(3)	$213.27

(1)

On May 26, 2000 the average of the high and low prices of the Common Stock of Old Kent Financial Corporation was $32.3125 per share. The registration fee is computed in accordance with Rule 457(h) and (c).

(2)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the "Securities Act"), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein, plus such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

(3)	Estimated solely for the purpose of calculating the registration fee.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

                    The following documents filed with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a)          The latest annual report of Old Kent Financial Corporation (the "Registrant" or "Old Kent") and the Grand Premier Financial, Inc. Savings and Stock Plan and Trust (the "Plan") filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          (b)          All other reports of the Registrant or the Plan filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual reports referred to in (a) above.

          (c)          The description of the Registrant's common stock, $1 par value, which is contained in the Registrant's Form 8-A registration statement filed under the Exchange Act on November 2, 1998, and the description of the Registrant's preferred stock purchase rights, which is contained in the Registrant's Registration Statement on Form 8-A/A filed under the Exchange Act on December 31, 1998, including any amendment or report filed for the purpose of updating either of such descriptions.

                    All documents subsequently filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

Item 4.	Description of Securities.

                    Not applicable.

Item 5.	Interest of Named Experts and Counsel.

                    Not applicable.

Item 6.	Indemnification of Directors and Officers.

                    Under Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA"), directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

                    Old Kent is obligated under its Restated Articles of Incorporation to indemnify its directors and executive officers to the full extent permitted under the MBCA. Old Kent may similarly indemnify persons who are not directors or executive officers to the extent authorized by Old Kent's Board of Directors.

                    The MBCA provides for indemnification of directors and officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Old Kent or its shareholders (and, if a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful) against: (a) expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Old Kent) arising out of a position with Old Kent (or with some other entity at Old Kent's request); and (b) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding by or in the right of Old Kent, unless the director or officer is found liable to Old Kent, provided that an appropriate court could determine that he or she is nevertheless fairly and reasonably entitled to indemnity for reasonable expenses incurred. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit or proceeding.

                    The MBCA generally requires that the indemnification provided for in (a) and (b) above be made only on a determination that the director or officer met the applicable standard of conduct by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than two disinterested directors, by independent legal counsel, by all independent directors not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders. If the articles of incorporation include a provision eliminating or limiting the liability of a director, however, a corporation may indemnify a director for certain expenses and liabilities without a determination that the director met the applicable standards of conduct, unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA, or intentionally committed a criminal act. In connection with an action by or in the right of the corporation, such indemnification may be for expenses

(including attorneys' fees) actually and reasonably incurred. In connection with an action, suit or proceeding other than an action, suit or proceeding by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred, and for judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred.

                    In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible or required, upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the applicable standard of conduct and an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

                    Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under Old Kent's Restated Articles of Incorporation, Bylaws or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director or executive officer.

                    The MBCA permits Old Kent to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with Old Kent, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Old Kent maintains such insurance on behalf of its directors and officers.

                    Old Kent has entered into indemnity agreements with each of its directors. The agreements provide that Old Kent will indemnify the director, subject to certain limitations, for expenses and costs, including the satisfaction of a judgment, fine or penalty incurred in, or in any amount paid in settlement of, any proceeding, including a proceeding brought by or in the name of Old Kent (such as a shareholder derivative suit), brought by reason of the fact that the indemnitee was serving as a director, officer, employee, agent or fiduciary of Old Kent or by reason of any action taken by the indemnitee while serving as a director, officer, employee, agent or fiduciary of Old Kent, or by reason of the fact that the indemnitee was serving at the request of Old Kent in a similar capacity with another entity, if such expenses and costs may be indemnified under the MBCA. In accordance with Old Kent's Restated Articles and Bylaws, the agreements are designed to provide the maximum protection allowed under federal and Michigan law. Indemnification is dependent upon the director meeting the applicable standards of conduct set forth in the indemnity agreements.

Item 7.	Exemption from Registration Claimed.

                    Not applicable.

Item 8.	Exhibits.

                    The following exhibits have been filed as part of this registration statement:

Exhibit Number	Document

4(a)	Restated Articles of Incorporation. Previously filed as Exhibit 3.1 to the Registrant's Form S-4 Registration Statement (Registration No. 333-56209) filed June 5, 1998. Here incorporated by reference.

4(b)	Bylaws. Previously filed as Exhibit 3.2 to the Registrant's Form 8-K Current Report dated March 2, 2000. Here incorporated by reference.

4(c)	Rights Agreement. Previously filed as an exhibit to the Registrant's Form 8-A/A Registration Statement filed December 30, 1998. Here incorporated by reference.

4(d)	Certificate of Designation, Preferences, and Rights of Series C Preferred Stock. Previously filed as Exhibit 4.3 to the Registrant's Form 8-K filed March 5, 1997. Here incorporated by reference.

4(e)

Certificate of Designation, Preferences, and Rights of Series D Perpetual Preferred Stock and Series E Perpetual Preferred Stock. Previously filed as Exhibit 4.9 to the Registrant's Form S-4 Registration Statement filed December 23, 1999. Here incorporated by reference.

4(f)	Grand Premier Financial, Inc. Savings and Stock Plan and Trust.

5	Opinion Regarding Legality of Securities Offered.

23(a)	Consent of Warner Norcross & Judd LLP. Included in Exhibit 5 and incorporated herein by reference.

23(b)	Consent of Arthur Andersen LLP.

23(c)	Consent of KPMG LLP.

24	Powers of Attorney.

Item 9.	Undertakings.

          (a)          The undersigned Registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on this 1st day of June, 2000.

OLD KENT FINANCIAL CORPORATION By /s/Mary E. Tuuk Mary E. Tuuk Senior Vice President and Secretary

                    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*/s/William P. Crawford William P. Crawford	Director	June 1, 2000

*/s/Richard M. DeVos, Jr. Richard M. DeVos, Jr.	Director	June 1, 2000

*/s/James P. Hackett James P. Hackett	Director	June 1, 2000

*/s/Erina Hanka Erina Hanka	Director	June 1, 2000

Signature	Title	Date

*/s/Michael J. Jandernoa Michael J. Jandernoa	Director	June 1, 2000

*/s/Kevin T. Kabat Kevin T. Kabat	Vice Chairman and Director	June 1, 2000

*/s/Fred P. Keller Fred P. Keller	Director	June 1, 2000

John P. Keller	Director	June __, 2000

*/s/Hendrik G. Meijer Hendrik G. Meijer	Director	June 1, 2000

*/s/Percy A. Pierre Percy A. Pierre, Ph.D.	Director	June 1, 2000

*/s/Marilyn J. Schlack Marilyn J. Schlack	Director	June 1, 2000

*/s/Peter F. Secchia Peter F. Secchia	Director	June 1, 2000

*/s/David J. Wagner David J. Wagner	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	June 1, 2000

*/s/Margaret S. Walker Margaret Sellers Walker	Director	June 1, 2000

Signature	Title	Date

*/s/Robert H. Warrington Robert H. Warrington	Vice Chairman and Director	June 1, 2000

*/s/Mark F. Furlong Mark F. Furlong	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 1, 2000

*By /s/Mary E. Tuuk Mary E. Tuuk Attorney-in-Fact		June 1, 2000

EXHIBIT INDEX

Exhibit Number	Document

4(a)	Restated Articles of Incorporation. Previously filed as Exhibit 3.1 to the Registrant's Form S-4 Registration Statement (Registration No. 333-56209) filed June 5, 1998. Here incorporated by reference.

4(b)	Bylaws. Previously filed as Exhibit 3.2 to the Registrant's Form 8-K Current Report dated March 2, 2000. Here incorporated by reference.

4(c)	Rights Agreement. Previously filed as an exhibit to the Registrant's Form 8-A/A Registration Statement filed December 30, 1998. Here incorporated by reference.

4(d)	Certificate of Designation, Preferences, and Rights of Series C Preferred Stock. Previously filed as Exhibit 4.3 to the Registrant's Form 8-K filed March 5, 1997. Here incorporated by reference.

4(e)

Certificate of Designation, Preferences, and Rights of Series D Perpetual Preferred Stock and Series E Perpetual Preferred Stock. Previously filed as Exhibit 4.9 to the Registrant's Form S-4 Registration Statement filed December 23, 1999. Here incorporated by reference.

4(f)	Grand Premier Financial, Inc. Savings and Stock Plan and Trust.

5	Opinion Regarding Legality of Securities Offered.

23(a)	Consent of Warner Norcross & Judd LLP. Included in Exhibit 5 and incorporated herein by reference.

23(b)	Consent of Arthur Andersen LLP.

23(c)	Consent of KPMG LLP.

24	Powers of Attorney.